SIMLATUS CORP.

175 Joerschke Drive

Suite A

Grass Valley, CA

95945-5259

RESOLUTION OF

THE BOARD OF DIRECTORS OF

SIMLATUS CORP.

(A NEVADA COMPANY)

THE UNDERSIGNED being all of the Directors of Simlatus Corp., a Nevada corporation, (the “Company”), do hereby consent, pursuant to the Section 78.320 of the Nevada Revised Statutes (the “NRS”), in writing to, and otherwise take, ratify and approve, the following actions without a meeting; and direct that this unanimous consent be filed with the minutes of proceedings of the Company:

WHEREAS, the Board of Directors has been presented with a proposal as part of the Asset Purchase Agreement with Satel Group, Inc. to change the Company’s fiscal year to December 31st instead of March 31st. The purpose for this fiscal year change is to adopt the fiscal year of Satel Group, Inc. going forward; and

WHEREAS, as allowed under the Company’s Bylaws, the Board of Directors believes it is in the best interest of the Company to change the Company’s fiscal year end to December 31st effective as of the date of the Asset Purchase Agreement, November 13, 2018.

THEREFORE, be it resolved, that the Board of Directors hereby changes the fiscal year end of the Company to December 31st and shall take all necessary steps to update the Company’s auditors and the SEC about the change; and

THEREFORE, be it resolved, that as used in these resolutions, the term “the proper officers” of the Company shall mean the Chief Executive Officer, the President and the Chief Financial Officer of the Company, and each of them, and with respect to matters involving only certification, attestation or countersignatures, any Secretary or Assistant Secretary of the Company; and that the proper officers of the Company be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Company, to take such action and to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such actions, agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as the proper officer executing the same may, in his or her sole discretion, deem to be in the best interest of the Company in connection with or arising out of the transactions contemplated by the foregoing resolutions; and

THEREFORE, be it resolved, that the proper officers of the Company be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further instruments and documents in the name and on behalf of the Company, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and

THEREFORE, be it resolved, that any and all actions heretofore taken by the directors or officers of the Company on behalf of the Company in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects, including, without limitation, the execution and delivery of any documents and instruments, including amendments, supplements, or modifications thereto as have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolutions.

This Resolution may be executed in one or more counterparts, including with signatures on separate copies, all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned Directors of the Company have executed this resolution on February 14, 2019 to be effective as of November 13, 2018, which may be executed in counterparts, each being an original and all of which, when taken together, shall be deemed to be one instrument.

Richard Hylen, Chairman and CEO